UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2015
CDW CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	001-35985 (Commission File Number)	26-0273989 (I.R.S. Employer Identification No.)
200 N. Milwaukee Avenue Vernon Hills, Illinois (Address of principal executive offices)		60061 (Zip Code)
Registrant’s telephone number, including area code: (847) 465-6000
None (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On December 15, 2015, the board of directors of CDW Corporation (the “Company”) expanded the size of the Company’s board of directors from twelve to thirteen members and appointed Lynda M. Clarizio as a Class III director. As a Class III director, Ms. Clarizio will stand for re-election when her initial term expires at the Company’s annual meeting of stockholders in 2016. The Company’s board of directors appointed Ms. Clarizio to serve on the compensation committee and the nominating and corporate governance committee.

Consistent with the Company’s non-employee director compensation policy, Ms. Clarizio will receive an annual cash retainer of $75,000 paid quarterly in arrears and an annual equity grant of restricted stock units in an amount equal to $125,000 subject to a one-year time-based vesting schedule. Ms. Clarizio’s annual cash retainer and annual equity grant will be prorated in 2015 based upon board service. In connection with her appointment, Ms. Clarizio and the Company will enter into the Company’s standard indemnification agreement, the form of which was filed with the Securities and Exchange Commission as Exhibit 10.32 with the Company’s Amendment No. 2 to Form S-1 filed on June 14, 2013 (Reg. No. 333-187472).

There are no arrangements or understandings between Ms. Clarizio and any other person pursuant to which Ms. Clarizio was appointed as a director, and there are no transactions between Ms. Clarizio and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Ms. Clarizio is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated December 15, 2015, announcing the appointment of Ms. Clarizio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date:	December 15, 2015	By:	/s/ Christine A. Leahy
Christine A. Leahy
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 15, 2015, announcing the appointment of Ms. Clarizio.